Exhibit 10.37

EMPLOYMENT AGREEMENT

This employment agreement is made this 30th day of October two thousand and fifteen between:

1.

BIONOVION HOLDING B.V., a limited liability company according to the laws of the Netherlands, having its registered office at Vught, the Netherlands and its principal place of business at (5342 CC) Oss, Molenstraat 110, The Netherlands (“BioNovion");

and

2.	Mr. Andrea van elsas born on 5 June 1966, residing at Ruusbroecgaarde 139 (5343 JL), Oss, The Netherlands (the “Director”)

WHEREAS:

a.	Director has been appointed as board member (bestuurder) of BioNovion by its general meeting of shareholders (the "GM") effective as per 1 May 2014;

b.

Aduro Biotech, Inc. ("Aduro") is about to (indirectly) acquire all shares in BioNovion. Upon such acquisition, Aduro and each of its (indirect) subsidiaries shall be referred to as a “Group Company” and jointly as “Group Companies” or as the "Group" in this Agreement.

c.	BioNovion and Director are hereinafter collectively referred to as "Parties" and individually as a "Party";

d.	The board (bestuur) of BioNovion will be referred to as the "Board "in this Agreement;

e.	The formal date of termination of this Agreement shall be referred to as the "Termination Date";

f.

“Change in Control” shall mean one or more of the following: (i) the consummation of the acquisition by any entity, person, or group (other than by a Group Company, or an employee benefit plan maintained by a Group Company) of beneficial ownership of the capital stock of Aduro representing more than 50% of the outstanding voting stock of Aduro; or (ii) the consummation of a transaction requiring stockholder approval for the acquisition of Aduro by the purchase of stock or assets, or by merger, or otherwise. For purposes of this Agreement, only the first Change in Control occurring after the Commencement Date will be a “Change in Control.”

g.

“Equity Awards” shall mean your Company equity compensation awards (including without limitation your Company stock options) under the Equity Incentive Plan, that are outstanding as of the Termination Date.

h.	“Fiscal Year” shall mean the Company’s fiscal year in which the Termination Date occurs.

i.	“Good Reason” shall mean that any one or more of the following events have occurred without Director's written consent:
(i)	Director having incurred a material diminution in his responsibilities, duties or authority;
(ii)	Director having incurred a material diminution in his Base Salary; or
(iii)	A relocation of Director’s principal work location such that Director will be assigned to primarily work at a location that is more than 150 kilometers (as the crows fly) Oss, The Netherlands.

j.

“Percentage” shall mean the percentage that is equal to the quotient of (i) the number of days in the Fiscal Year that had elapsed as of the Termination Date (and including the Termination Date) divided by (ii) 365 (or 366 if such Fiscal Year is a leap year).

HAVE AGREED AS FOLLOWS:

1.	Entry into force/duration/termination

1.1	The parties’ mutual obligations under this employment agreement (the “Agreement”) shall come into effect on the date of this Agreement (the “Commencement Date").

1.2	This Agreement has been concluded for an indefinite period of time.

1.3

The Agreement may be terminated by BioNovion as per the last day of a calendar month, by written notice to the Director and with due observance of three months. This Agreement may be terminated by the Director as per the last day of a calendar month, by written notice to BioNovion and with due observance of one month.

2.	Duties

2.1	Director shall act as a board member (bestuurder) of BioNovion. Director shall be considered to have accepted the appointment as a board member (bestuurder) of BioNovion by the GM.

2.2

As a board member (bestuurder) of BioNovion, Director shall observe all obligations arising from Dutch law, the articles of association of BioNovion, any charter of the board of BioNovion and any and all instructions and/or resolutions that are or may be adopted by the GM or any other competent corporate body of BioNovion.

2.3

Director shall, at BioNovion's request, at all times be willing to perform work for any Group Company and shall accept appointment as bestuurder under Dutch law of such Group Company or as director or officer of such Group Company under the laws governing that Group Company, provided that any adverse tax consequences for the Director will be fully compensated by BioNovion.

2.4	Director will not be entitled to any remuneration, in respect of the activities performed for or positions held in Group Companies, in addition to the remuneration included in this Agreement.

3.	Working hours/Overtime/Workplace

3.1	Director shall perform Director’s duties under this Agreement on a full time basis (at least 40 working hours per week) divided over 5 working days per week (Monday to Friday).

3.2

Director shall be required to occasionally perform his duties during weekends and/or on public holidays and/or in excess of the number of working hours per week pursuant to the first paragraph of this clause and/or outside regular office hours, if such is reasonably necessary for the proper performance of Director’s duties under this Agreement (“Overtime”).

3.3	Sufficient remuneration for Overtime shall be deemed included in the Salary and Director shall therefore not be entitled to any (additional) remuneration for Overtime.

3.4

Director shall in principle perform Director’s duties under this Agreement at or from BioNovion's premises in Oss, the Netherlands. The Board shall be authorised to unilaterally relocate Director’s regular place of work to any other location within the Netherlands. A relocation of Director's regular place of work to a location in another country, can only be effectuated with Employee's prior consent.

4.	Salary

4.1

Director is entitled to an annual salary of EUR 220,000 gross (in words: two hundred and twenty thousand Euros), accruing and payable into a bank account of Director -to be designated by Director- in twelve (12) equal monthly instalments in arrears (the “Salary” and each monthly instalment the "Monthly Salary").

4.2	The statutory holiday allowance of 8% shall be deemed included in the Salary.

4.3

Director shall not be entitled to any benefits that are customarily granted to employees of BioNovion or its subsidiaries, unless explicitly agreed otherwise in this Agreement. The Salary shall be considered an all-in salary, including any compensation in lieu of such BioNovion benefits.

5.	Bonus

5.1

At the sole discretion of Aduro, Director shall, in addition to the Salary, be eligible for an annual discretionary bonus, depending on Aduro's business results and Director's performance and achievement of objectives to be determined by Aduro in any given Fiscal Year (the "Bonus"), subject also to the condition of Director still being employed under this Agreement on the date whereon the annual bonuses are paid to Aduro-employees. The Bonus, if any, will maximally amount to 30% of Director's Salary (the "Target Bonus").

5.2	BioNovion retains the right to amend or abolish the above Bonus scheme unilaterally. The granting of a Bonus in any year does not create rights for future years.

6.	Equity

6.1	Director shall, in addition to the Salary, be eligible for participation in Aduro's equity incentive plan (the "Equity Incentive Plan") as reflected in Annex 1.

7.	Pension waiver

7.1

Director waives (doet afstand van) his rights to participation in BioNovion's or any of its subsidiaries' collective (old age) pension scheme and Director and will not be entitled to any separate financial compensation in lieu thereof. Any such financial compensation in lieu shall be considered included in the Salary.

Director shall, at BioNovion's request, sign and execute and warrants that his spouse and/or partner with whom Director has concluded a samenlevingsovereenkomst will sign and execute, each and every instrument required by BioNovion to confirm and/or periodically renew such waiver (afstandsverklaring).

8.	D&O Insurance

8.1

Subject to the acceptance of Director by the insurer, Director will be included in the cover of the Directors & Officers (D&O) liability insurance policy as concluded by Aduro, which insurance will cover liability of the Director in his present position of BioNovion's Board member and in any director's or officer's position which he may in the future fulfil within any of the Group Companies.

9.	Vacation

9.1

Director shall be entitled to 25 vacation days per calendar year (20 statutory days and 5 extra-statutory days), accruing on a pro rata tempore basis. Director shall in addition not be obliged to perform duties on New Year’s Day, Good Friday, the fifth of May (once every five years), Easter Monday, King's Day, Ascension Day, Whit Monday, Christmas Day and Boxing Day.

9.2	Vacation days shall only be taken by Director in consultation with the Board. Generally, vacation will be taken during the calendar year in which the vacation days accrue.

10.	Expenses

10.1	Director shall be entitled to compensation of business expenses in conformity with the business expense policy from time to time applicable in BioNovion's business.

11.	Sickness

11.1	If Director is incapacitated to perform Director’s duties under this Agreement for any reason, Director will be obliged to inform the Board thereof before 10.00 a.m. CET on the first day of absence.

11.2

In case of Director being incapacitated to perform Director’s duties under this Agreement due to sickness and only if and to the extent wherein, pursuant to article 7:629 Dutch Civil Code, BioNovion is obliged to pay salary, BioNovion will pay to Director, as from the first day of sickness, the following percentages of the Salary (as defined in this Agreement):

•	during a maximum period of 12 weeks calculated as from the first day of sickness: 100% of the Salary;
•	in case of the sickness continuing thereafter, during a subsequent period of maximally 20 weeks: 90% of the Salary;
•	in case of sickness continuing thereafter, during a subsequent period of maximally 20 weeks: 80% of the Salary;
•	in case of sickness continuing thereafter, during a subsequent period of maximally 52 weeks: 70% of the Salary.

11.3

The entitlement to any payments during sickness in excess of the amounts due pursuant to article 7:629 paragraph 1 Dutch Civil Code, will not arise if the incapacity to perform duties is caused by Director undergoing treatment for Director’s drugs or alcohol addiction, Director participating in traffic while under the influence of alcohol and/or drugs or Director undergoing esthetical medical treatment.

11.4

Director shall not be entitled to salary payments during sickness if, and to the extent that, in connection with his sickness, he can validly claim damages from a third party as a result of loss of salary and if and to the extent that the payments by BioNovion exceed the minimum obligation referred to in article 7:629 sub 1 Dutch Civil Code. In this event, BioNovion shall satisfy payment solely by means of advanced payments on the compensation to be received from the third party and upon assignment by Director of his rights to damages vis-à-vis the third party concerned up to the total amount of advanced payments made. The advanced payments shall be set-off by BioNovion if the compensation is paid or, as the case may be, in proportion thereto.

12.	Termination

12.1	Director's notice of termination under this Agreement will (only) qualify as a "Resignation for Good Reason" for the purpose of the subject clause 12 of this Agreement, if:
•	it has been received by BioNovion within 45 days after the date that any one of the Good Reason events, as described in subparts (i) through (iii) of its definition, has first occurred;
•	such notice describes in detail the basis and underlying facts supporting Director's belief that a Good Reason event has occurred;
•	BioNovion (or Aduro) has not cured or remedied the Good Reason event within 30 days after receipt of Director's written notice.

Failure to timely provide such (fully substantiated) written notice to BioNovion means that Director will be deemed to have consented to and waived the Good Reason event.  If BioNovion (or Aduro) does timely cure or remedy the Good Reason event, then the Director may uphold the notice of termination (which will then not qualify as a Resignation for Good Reason) in a written statement to BioNovion to be received by BioNovion within 5 working days from the date whereon such cure or remedy has been communicated to Director. Absent such written statement to uphold, the notice of termination shall be deemed not given.

"Qualifying Termination" will occur in case of:

•	notice of termination by BioNovion under this Agreement for any reason other than urgent cause (dringende reden) within the meaning of article 7:677/678 Dutch Civil Code;
•	a Resignation for Good Reason.

In the event of a Qualifying Termination:

a.

BioNovion will pay Director, on the sixtieth (60th) day after the Termination Date, a one-time cash lump sum payment that is equal to the product of Director's Target Bonus for the Fiscal Year multiplied by the Percentage; and

b.

Subject to the next sentence, upon the Termination Date, Director's then unvested Equity Awards shall become vested and exercisable on an accelerated basis as if the Termination Date had occurred six (6) months later.  However, if the Termination Date occurs during the time period commencing on the closing date of a Change in Control and ending on the first anniversary of such Change in Control, then all of Director's then unvested Equity Awards shall become vested and exercisable on an accelerated basis on your Termination Date; and

c.	a severance equal to 3 times the Monthly Salary minus the amount of the Dutch statutory severance (transitievergoeding).

13.	Proprietary Information & Inventions

13.1

The provisions of the Proprietary Information & Inventions Agreement, attached as Annex 2 to this Agreement, (the "Proprietary Information & Inventions Agreement") shall be deemed to form an integral part of this Agreement, albeit that, in view of the permitted side-activities as reflected in Annex 3, any provisions on Inventions, Proprietary Information and Proprietary Rights as defined and included in Annex 2 shall be considered not to apply to such Inventions, Proprietary Information and Proprietary Rights that are solely generated in the performance of such permitted side-activities, provided that such Inventions, Proprietary Information and Proprietary Rights (i) were not developed, conceived, learned or reduced to practice by use of any of the resources of the Company ('Company' as defined in Annex 2) (including without limitation, equipment, supplies, or facilities), (ii) were not based upon and do not incorporate any Inventions,  Proprietary Information or Proprietary Rights of the Company and (iii) are unrelated to the business, or actual or demonstrably anticipated research or development of the Company (“Side Activity IP”).

14.	Confidentiality

14.1

Director shall, both during the term of this Agreement and after termination of this Agreement for whatever reason, refrain from using, publishing and/or disclosing in any manner to whomsoever (including to other employees of Group Companies, unless such staff members must be informed in connection with their work for the Group) and from negligently causing any unauthorised use, publishing or disclosure of any information of a confidential nature of, or concerning (the business of) any Group Company, which has become known to Director as a result of the employment under this Agreement and which information Director knew or should have known to be of a confidential nature, provided however that such information shall not include any information that is in the public domain or becomes so available (unless such availability in the public domain is a result of Director’s breach of Director’s obligations pursuant to this Agreement) or that is lawfully disclosed by Director to a third party as a consequence of Director’s proper performance of Director’s duties and responsibilities under this Agreement (“Confidential Information”).

14.2

Information on or pertinent to, without limitation, the following issues as well as those issues itself shall be deemed Confidential Information: inventions, know-how, trade secrets, laboratory notebooks, biological materials, mask works, (engineering) designs and drawings, price lists, pricing methodologies, pricing policies, licenses, contract information, financial forecasts, historical financial data, budgets, customers, customer sales, customer proposals, sale forecasts, methods of operation, pricing policies, vendors, suppliers, contractors (and their terms of business), purchasers, any proposals relating to the acquisition or disposal of any company owned or business operated by any Group Company, any proposals relating to the expansion or contracting of activities, (business-, research & development-, construction-, technical-, sales- and production-)plans, (business-, research & development-, construction-, technical-, sales- and production-) processes, apparatus, designs, compositions, formula, developments, research, techniques, improvements, procedures, specifications, ideas, computer hardware, computer software, methods of accounting, manners of doing business, marketing plans, personnel and employment matters (including details of employees and directors, the level of remuneration and benefits paid to them);

all as acquired, developed, amended, used, generated and/or utilised by or on behalf of a Group Company, which hence excludes any similar information comprising the  Side Activity IP.

15.	Side-activities

15.1

Director shall during the term of this Agreement not perform any (paid or unpaid) working activities for third parties, with the exception of Group Companies, without the prior written consent of the Board. Such consent shall not be unreasonably withheld for the performance of activities by Director, provided that:

•	Director does not perform activities similar to Director’s duties under this Agreement; and
•	the relevant third party cannot in any sense be considered a competitor of any Group Company; and
•	activities performed for the relevant third party will not in any sense constitute competition with any Group Company; and
•	Director works at least the agreed number of hours per week for any Group Company; and
•	activities performed for any third party do not have an adverse effect on the duties to be performed by Director under this Agreement; and
•	any other specific conditions to which such consent will be made subject at the time the consent will be given, will be met.

15.2	Such consent is deemed given for the performance of the side-activities as included in Annex 3.

15.3

Any consent given pursuant to paragraph 2 or given in the future pursuant to paragraph 1 of this clause may be revoked by the Board at any time if any of the conditions referred to in paragraph 1 of this clause or any specific conditions to which such consent was made subject, will appear not or no longer met.

16.	Data carriers

16.1

Director shall neither have nor keep in Director’s private possession in any manner whatsoever any documents (including notes, records, diaries, reports, proposals, lists, specifications, blue prints, sketches, (laboratory) notebooks, flow charts, memoranda, worksheets, drawings, minutes of meetings and correspondence as well as abstracts or summaries thereof), software, computer disks or other data or data carriers or media and/or (electronic) copies thereof containing Confidential Information or otherwise relating to the Group's business, that have become available to Director as a result of the employment under this Agreement (“Data Carriers”), except insofar as and for as long as necessary for the proper performance of Director’s duties under this Agreement.

17.	Non-competition & Non-solicitation & Non-poaching

17.1	The subject paragraph will only apply in case of:
•	resignation (notice of termination by Director under this Agreement) or court rescission of this Agreement at Director's request;
•

dismissal (notice of termination by BioNovion under this Agreement) or court rescission of this Agreement at BioNovion's request for an urgent cause (dringende reden) within the meaning of article 7:677/678 Dutch Civil Code.

Director shall not, without the prior written consent from the Board, both during the term of this Agreement and during a period of twelve (12) months after the Termination Date, in any manner, directly or indirectly, either for Director’s own account or for the account of third parties, either against or without consideration

•	be engaged in, involved in, perform services for or work for; and/or
•	act as intermediary, in whatsoever manner, directly or indirectly, for,

any enterprise, wholly or partly, carrying on products or activities in the field of discovery, research and/or development of antibodies which are in competition with products or activities (demonstrably scheduled to be) carried on by (the business operated by) a Group Company at the time of termination of this Agreement.

17.2

Director shall not, during a period of 12 months after the Termination Date, in any manner, either directly or indirectly, canvass, solicit, approach and/or entice away from any Group Company and/or perform activities aimed at selling commodities and/or services that are competitive with commodities/services marketed or scheduled to be marketed by any Group Company at the date of termination of this Agreement to and/or provide services to:

•	any customers, clients and/or partners of any Group Company; and/or
•	third parties that were customers, clients and/or partners of any Group Company in the period of 12 months immediately preceding the formal date of termination of this Agreement.

17.3	Director shall not, during a period of 24 months after the Termination Date, in any manner employ, approach and/or entice to enter into an employment relation with third parties or with Director:
•	any personnel of a Group Company; and/or
•	personnel that were employed by a Group Company in the period of 12 months immediately preceding the Termination Date.

17.4

These restrictions shall, in view of the Group's worldwide activities, apply in the territory of all countries in which BioNovion or any Group Company performs - and/or demonstrably plans to perform - activities on the Termination Date.

18.	Restitution

18.1

Upon termination of this Agreement and/or in case of absence from work exceeding one month and/or upon suspension, Director shall immediately return to BioNovion any materials, Data Carriers, devices, properties, equipment, keys and any other items belonging to a Group Company or leased/rented by a Group Company from third parties. Director shall not withhold any copies or reproductions of those items or deliver such items or reproductions to anyone else.

19.	Penalties / Liquidated damages

19.1

If Director breaches any of the (warranty) obligations stated in the clauses 7 (Pension Waiver) and 13 up to and including 18 of this Agreement and/or any of the provisions of the Proprietary Information & Inventions Agreement, as included in Annex 2 to this Agreement, Director shall immediately, without any notice of default being required, forfeit to BioNovion a penalty/liquidated damages for each breach thereof, amounting to EUR 5,000 (five thousand Euros) and a penalty/liquidated damages amounting to EUR 2,000 (two thousand Euros) for each day that such breach continues, without prejudice to BioNovion's and/or each relevant Group Company's rights to claim (a) full compliance with the relevant contractual obligations and/or (b) actual damages instead of the penalty/liquidated damages.

19.2

Payment of the penalties referred to in the previous paragraph shall not release Director from Director’s obligations as specified in this Agreement. With respect to the penalties provided for in the previous paragraph of this clause, the parties to this Agreement intend to derogate from the provisions of article 7:650 paragraphs 3 and 5 of the Dutch Civil Code both in respect of the amounts of the penalties and to the extent that these penalties can be used by BioNovion for its own benefit.

20.	Actions post-termination

20.1

Upon termination of this Agreement (howsoever arising) or upon either BioNovion or Director having served notice of such termination, Director shall provide such assistance to any Group Company as may reasonably be required by such Group Company in connection with any handover arrangements or any claim made by a third party against a Group Company or by a Group Company against a third party. Such assistance may include attending meetings, reviewing documents, signing statements/affidavits, attending hearings and giving evidence. For the avoidance of doubt, the Director shall not be under an obligation to assist BioNovion in substantiating any claim which BioNovion may allege or hold against the Director.

21.	Replacement/entire Agreement/Amendments

21.1

This Agreement replaces all written or oral offers or employment agreements, if any, made by or between Director and/or BioNovion and/or any of its Group Companies of an earlier date and is deemed to constitute the entire employment agreement between Director and BioNovion.

21.2

The GM is entitled to unilaterally amend the employment conditions (arbeidsvoorwaarden) under this Agreement, whether included in this instrument or in any personnel regulations and/or policies and/or schemes introduced within BioNovion, with due observance of the provisions of article 7:613 and/or 7:611 Dutch Civil Code.

22.	Collective Bargaining Agreement

22.1	It is assumed by the Parties that BioNovion is not bound by any collective bargaining agreement and no collective bargaining agreement applies to this Agreement.

23.	Personal Data

23.1

Director acknowledges that BioNovion or any Group Company will be using Director's personal data for the purpose of keeping a general administration of staff and hence has/have a legitimate interest in processing such data, and - to the extent such legitimate interest would be successfully contested -, Director hereby consents to such processing of personal data. BioNovion shall in this regard adhere to the provisions of the applicable Personal Data Protection legislation. Director furthermore consents to BioNovion uploading Director's personal data to a database located/maintained in the US, to which a limited number of Group's employees will have access on a need-to-know basis.

24.	Partial invalidity/Unenforceability

24.1

Each provision of this Agreement is severable. If any provision is held to be invalid and/or unenforceable by any competent court, such invalidity and/or unenforceability shall not affect the remaining provisions of this Agreement. In such event, the parties hereto shall enter into negotiations aimed at replacing the invalid/unenforceable provision by a provision to maximally the same effect that is valid and enforceable.

25.	Governing law

25.1	This Agreement is construed in accordance with and shall be governed by the laws of the Netherlands.

IN WITNESS whereof the parties hereto have executed this Agreement in two original copies

BioNovion Holding B.V.
	/s/ Gregory W. Schafer	/s/ Andrea van Elsas

By:	Mr. Gregory W. Schafer	Andrea van Elsas

Title:	Managing director A

Annex 1

Terms of Participation in Equity Incentive Plan

On the tenth day of the calendar month following the Commencement Date (or, if such tenth day is not a regular trading day for Aduro common stock, the immediately following trading day after such tenth day), Aduro will grant Director an option (the “Option”) to purchase 100,000 shares of Aduro’s common stock at its fair market value, as determined on the date of grant, subject to the terms and conditions of the Equity Incentive Plan and a separate grant agreement to be agreed upon between Aduro and Director. The Equity Incentive Plan will be provided to the Director separately.

The Option will vest over four years, conditioned on Director’s continuous employment with BioNovion, with 25% of the Option vesting after 12 months of continuous full time employment and 1/48th vesting at the end of each month thereafter, until either the Option is fully vested or Director’s continuous full time employment ends, whichever occurs first.

Annex 2

Proprietary Information And Inventions Agreement

In consideration of my employment or continued employment by BioNovion Holding B.V. ("BioNovion"), and the compensation now and hereafter paid to me,

whereas:

•	All shares in BioNovion are (ultimately) held by the company according to the laws of Delaware Aduro Biotech, Inc. ("Aduro");
•	Aduro and all of its (indirect) subsidiaries, including BioNovion, shall in this instrument each severally and jointly be referred to as the "Company"),

I hereby agree as follows:

1.Recognition of Company’s Rights: Nondisclosure.  At all times during the term of my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any Proprietary Information (defined below) of the Company, except as such disclosure, use or publication may be required in connection with my work for the Company, or unless the Board of Directors of Aduro expressly authorizes such in writing.  I recognize and confirm that BioNovion (and where relevant any other company to which BioNovion assigns Proprietary Information (each such other company an "Assignee")) is, or shall be (as the case may be) the sole owner of all Proprietary Information made or conceived or reduced to practice or learned by me, either alone or jointly with others, in connection with my employment with BioNovion, and that BioNovion (and its Assignees) is, or shall be, as the case may be, the sole owner of all patent rights, copyrights, mask work rights, trade secret rights, trademark rights and all other intellectual property rights, including applications for such rights, throughout the world  (collectively, "Proprietary Rights") in connection therewith. In addition, to the extent required, I agree  that I shall assign to BioNovion any rights I may have or acquire in such Proprietary Information (as defined below) and such Proprietary Rights.

The term "Proprietary Information” shall mean trade secrets, confidential knowledge, data or any other proprietary information.  By way of illustration but not limitation, "Proprietary Information” includes (a) inventions, mask works, trade secrets, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, cell lines, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as "Inventions"); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and information regarding the skills and compensation of other employees.

2.Third Party Information.  I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes.  During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose (to anyone other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company (other than the undersigned) in writing.

3.Assignment.

(a)I hereby assign to BioNovion all my right, title and interest in and to any and all Proprietary Information, Proprietary Rights and Inventions,  whether or not patentable or protected or protectable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, in connection with my employment with the Company.

(b)I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire," as that term is defined in the United States Copyright Act (17 U.S.C., Section 101), and that the legal effect hereof is also governed by U.S. laws. I warrant and guarantee that any moral rights, to the extent legally possible, are transferred and/or waived and/or will not be asserted against the Company.

(c)This Agreement shall also serve as the deed of transfer.BioNovion hereby accepts this transfer and assignment of Proprietary Information, Proprietary Rights and Inventions . Inventions assigned to or as directed by BioNovion by this paragraph 3 are hereinafter referred to as "Company Inventions".

(d)I shall comply and assist with all further formalities required in order to effect the transfer and assignment of Proprietary Information, Proprietary Rights and Inventions to BioNovion, and to register this transfer and assignment and to complete any action necessary to execute the transfer thereof, including the signing of deeds, powers of attorney or confirmatory actions towards the relevant right granting authorities, as and when required by BioNovion.

4.Enforcement of Proprietary Rights.  I will assist the Company in every proper way to obtain and from time to time enforce United States and foreign Proprietary Rights relating to Company Inventions in any and all countries.  To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof.  In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee.  My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company's request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint Aduro and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph thereon with the same legal force and effect as if executed by me.  I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

5.Obligation to Keep Company Informed.  During the period of my employment, I will promptly disclose to Aduro fully and in writing and will hold in trust for the sole right and benefit of the Company any and all Inventions.  In addition, after termination of my employment, I will disclose to Aduro all patent applications filed by me within a year after termination of employment.

6.Prior Inventions.  Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement.  To preclude any possible uncertainty, I have set forth on Exhibit A attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement.  If disclosure of any such Invention on Exhibit A would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Inventions in Exhibit A but am to inform the Company that all Inventions have been listed for that reason.

7.Additional Activities.  I agree that during the period of my employment by the Company I will not, without the Company's express written consent, engage in any employment or business activity other than for the Company except as noted on my Employment Agreement, and for the period of my employment by the Company and for two (2) years after the date of termination of my employment by the Company I will not induce any employee of the Company to leave the employ of the Company per the terms of my Employment Agreement.

8.No Improper Use of Materials.  During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.

9.No Conflicting Obligation.  I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company.  I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

10.Return of Company Documents.  When I leave the employ of the Company, I will deliver to the Company all drawings, notes, memoranda, specifications, devices, formulas, molecules, cells and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company.  I further agree that any property situated on the Company's premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.  Prior to leaving, I will cooperate with the Company in completing and signing the Company's termination statement for technical and management personnel.

11.Equal and Equitable Remedies.  Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond, without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

12.Notices.  Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing.  Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three days after the date of mailing.

13.General Provisions.

(a)Governing Law.  This Agreement will be governed by and construed according to the laws of the Netherlands.

(b)Entire Agreement.  This Agreement applies in addition to the provisions included in my Employment Agreement with BioNovion. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged.  Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.  As used in this Agreement, the period of my employment includes any time during which I may be retained by the Company as a consultant.

(c)Severability.  If one or more of the provisions in this Agreement are deemed unenforceable by law, then the remaining provisions will continue in full force and effect.

(d)Successors and Assigns.  This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors and its assigns.

(e)Survival.  The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

(f)Employment.  I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company's right to terminate my employment at any time, with or without cause.

(g)Waiver.  No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach.  No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right.  The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

(h)Effectiveness.  This Agreement shall be effective as of the first day of my employment with BioNovion.

I UNDERSTAND THAT THIS AGREEMENT AFFECTS MY RIGHTS TO INVENTIONS I MAKE DURING MY EMPLOYMENT, AND RESTRICTS MY RIGHT TO DISCLOSE OR USE THE COMPANY'S PROPRIETARY INFORMATION DURING OR SUBSEQUENT TO MY EMPLOYMENT.

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I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT A TO THIS AGREEMENT.

Dated as of 30 October, 2015
/s/ Andrea van Elsas
Signature of Employee
Andrea van Elsas
Printed Name of Employee
Ruusbroecgaarde 137, 5343 JL Oss, Netherlands
Address of Employee
/s/ Gregory W. Schafer
Signature on behalf of BioNovion Holding B.V.

Gregory W. Schafer
Printed Name of officer duly representing BioNovion Holding B.V.

Proprietary Information And Inventions Agreement

EXHIBIT A

None.

Annex 3

Side-activities for which Consent will be deemed given in respect of Director Andrea van Elsas clause 15.2 of the above Agreement

1.	For an indefinite term: consultant to AM Pharma, as VP Research;

2.

For a period of 12 months calculated as from the Commencement Date: consultant to Vossius & De Brauw, providing expert declarations for patent litigation procedures in Europe (EPO) and the Netherlands.

Executed on 30 October 2015

BioNovion Holding B.V.
	/s/ Gregory W. Schafer	/s/ Andrea van Elsas

By:	Mr. Gregory W. Schafer	Andrea van Elsas

Title:	Managing director A

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